Exhibit 99.1

Contact:
Solar EnerTech Corp.
Phone: +86-21-6886-2220
http://www.solarE-power.com/

Mr. Mark Collinson, Partner
CCG Investor Relations
Phone : +1-310-954-1343
Email : mark.collinson@ccgir.com
www.ccgirasia.com

For Immediate Release

Solar EnerTech Announces Third Quarter of Fiscal Year 2010 Financial Results

— Shipments Increased 189% Compared to Fiscal Q3 2009 —
— Revenue Increased 61% Compared to Fiscal Q3 2009 —
— Gross Profit Increased 168% Compared to Fiscal Q3 2009 —

Mountain View, CA, August 16, 2010 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced financial results for the third quarter of fiscal year 2010 which ended June 30, 2010.

Third Quarter Highlights:
•	Shipments increased 189% to 8.55MW as compared to 2.96MW in the third quarter in the prior year period.
•	Revenue increased 61% to $16.4 million as compared to $10.1 million for the third quarter of the prior year.
•	Gross profit increased 168% to $1.3 million as compared to $0.5 million in the third quarter in the prior year.

Total module shipments increased 189% to 8.55MW in the third fiscal quarter 2010 as compared to 2.96MW in the third fiscal quarter of the prior year. Revenue for the third fiscal quarter 2010 increased 61% to $16.4 million as compared to $10.1 million in the third fiscal quarter a year ago. Revenue for the third fiscal quarter 2010 was comprised of approximately $15.8 million in solar module sales, of which more than 95% were sold into Europe and Australia; $0.2 million of solar cell sales; and $0.4 million from the resale of raw materials. The increase in revenue was driven by strong organic growth from existing customers in a growing market and increased sales orders from new customers as a result of heightened efforts by the Company’s sales and marketing team.

Gross profit for the third fiscal quarter 2010 increased to $1.3 million, as compared to $0.5 million for the third quarter a year ago. Gross margin for the third fiscal quarter 2010 was 8.0% as compared to 4.8% in the same prior year period.  The improved gross margin was primarily due to the decrease in raw materials prices, specifically silicon wafer prices, and greater economy of scale generated from higher production volumes, which help offset the lower average selling prices relative to the comparable period last year.

The total operating expense for the third fiscal quarter of 2010 was $2.5 million, which included $0.7 million in non-cash stock compensation charges.  Excluding the non-cash item, operating expense for the third fiscal 2010 quarter was $1.8 million, or 11% of total net sales. In comparison, the total operating expense for the third fiscal quarter of 2009 was $3.1 million, which included $1.5 million of non-cash stock compensation charges related to the hiring and retention of key executives and $36,000 of non-cash charges related to losses from the extinguishment of debt.  Excluding both of these non-cash items, operating expense for the third quarter a year ago was $1.6 million, or 16% of total net sales.

Net loss for the third fiscal quarter 2010 was ($0.7) million, or ($0.004) per basic and diluted share, compared to a net loss of ($6.8) million, or ($0.08) per basic and diluted shares, for the same period in fiscal 2009. The net loss in the third quarter fiscal 2010 includes an impairment loss following the Company’s write-off of its investment in 21-Century Silicon of $1.0 million.

Leo Shi Young, the Company’s Chief Executive Officer, stated, “We experienced strong growth in demand for our modules during the quarter and production and shipments increased to levels that greatly utilized our production capacity.  Therefore, although selling prices declined significantly, the decline in raw materials costs, together with the efficiencies gained from greater output at our facilities meant our overall gross margin improved significantly. Equally pleasing was the expansion of shipment volumes to both new and existing customers in Europe and the improved application of technology to our production processes to further lowering manufacturing unit costs.”

Nine Month Results

Revenue for the nine months ended June 30, 2010, was $51.8 million compared to $19.6 million for the same period in fiscal 2009, an increase of 164%.  Gross profit was $4.2 million compared to a loss of ($3.2) million for the nine months ended June 30, 2009.  Total operating expenses were $26.1 million, or 50% of sales, compared to $10.0 million, or 51% of sales, for the same period last year, an increase of 161% mainly due to debt restructurings.

Net loss for the nine months ended June 30, 2010 was ($23.7) million, or ($0.18) per basic and diluted share, compared to a net loss of ($16.1) million, or ($0.18) per basic and diluted shares, for the same period in fiscal 2009. The net loss in the nine months ended June 30, 2010 includes non-cash debt restructuring charges of $18.5 million and an impairment loss of $1.0 million on the Company’s investment in 21-Century Silicon, both amounts are stated before tax. In the nine months ended June 30, 2009, the Company recorded a non-cash loss on debt extinguishment amounting to $0.5 million before tax.

Financial Position

As of June 30, 2010, the Company’s assets included $2.7 million in cash, $13.5 million of accounts receivable, $0.3 million of prepayment primarily for purchase of raw materials, $5.0 million of inventories on hand and $0.6 million of VAT and other receivables. In addition, as of June 30, 2010, the Company’s liabilities included $15.2 million of accounts payable, customer advance payments and accrued liabilities, $5.8 million of accounts payable and accrued liability from related parties and $0.7 million of short-term loans.

As of June 30, 2010, the Company recorded a $1.5 million liability for an outstanding series B-1 convertible note. The note bears an interest of 6% per annum and is due on March 19, 2012.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25MW solar cell production lines and a 50MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.  For additional information regarding the Company, please visit http://www.solarE-power.com.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009

Sales	$16,355,000	$10,143,000	$51,799,000	$19,639,000
Cost of sales	(15,051,000)	(9,657,000)	(47,637,000)	(22,791,000)
Gross profit (loss)	1,304,000	486,000	4,162,000	(3,152,000)

Operating expenses:
Selling, general and administrative	2,475,000	2,577,000	7,243,000	8,224,000
Research and development	54,000	463,000	287,000	1,234,000
Loss on debt extinguishment	-	36,000	18,549,000	527,000
Total operating expenses	2,529,000	3,076,000	26,079,000	9,985,000

Operating loss	(1,225,000)	(2,590,000)	(21,917,000)	(13,137,000)

Other income (expense):
Interest income	1,000	3,000	5,000	13,000
Interest expense	(59,000)	(1,015,000)	(5,383,000)	(1,938,000)
Gain (loss) on change in fair market value of compound embedded derivative	717,000	(238,000)	1,115,000	350,000
Gain (loss) on change in fair market value of warrant liability	1,393,000	(3,158,000)	4,369,000	(1,415,000)
Impairment loss on investment	(1,000,000)	-	(1,000,000)	-
Other income (expense)	(485,000)	217,000	(929,000)	3,000
Net loss	$(658,000)	$(6,781,000)	$(23,740,000)	$(16,124,000)

Net loss per share - basic	$(0.004)	$(0.08)	$(0.18)	$(0.18)
Net loss per share - diluted	$(0.004)	$(0.08)	$(0.18)	$(0.18)

Weighted average shares outstanding - basic	156,502,573	88,256,706	128,327,753	87,669,839
Weighted average shares outstanding - diluted	156,502,573	88,256,706	128,327,753	87,669,839

Solar EnerTech Corp
Consolidated Balance Sheets

	June 30, 2010	September 30, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,662,000	$1,719,000
Accounts receivable, net of allowance for doubtful account of $96,000 and $96,000 at June 30, 2010 and September 30, 2009, respectively	13,544,000	7,395,000
Advance payments and other	347,000	799,000
Inventories, net	4,987,000	3,995,000
Deferred financing costs, net of accumulated amortization	-	1,250,000
VAT receivable	422,000	334,000
Other receivable	173,000	408,000
Total current assets	22,135,000	15,900,000
Property and equipment, net	9,407,000	10,509,000
Other assets	730,000	-
Investment	-	1,000,000
Deposits	101,000	87,000
Total assets	$32,373,000	$27,496,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$12,286,000	$5,794,000
Customer advance payment	420,000	27,000
Accrued expenses	2,474,000	1,088,000
Accounts payable and accrued liabilities, related parties	5,773,000	5,646,000
Short-term loans	729,000	-
Convertible notes, net of discount	-	3,061,000
Derivative liabilities	-	178,000
Total current liabilities	21,682,000	15,794,000
Convertible notes, net of discount	1,542,000	-
Derivative liabilities	562,000	-
Warrant liabilities	1,044,000	2,068,000
Total liabilities	24,830,000	17,862,000

STOCKHOLDERS' EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 169,793,496 and 111,406,696 shares issued and outstanding at June 30, 2010 and September 30, 2009, respectively	170,000	111,000
Additional paid in capital	96,881,000	75,389,000
Other comprehensive income	2,554,000	2,456,000
Accumulated deficit	(92,062,000)	(68,322,000)
Total stockholders' equity	7,543,000	9,634,000
Total liabilities and stockholders' equity	$32,373,000	$27,496,000